UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2009

TEL Offshore Trust

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-6910 (Commission File Number)	76-6004064 (IRS Employer Identification No.)

	The Bank of New York Mellon Trust Company, N.A., as Trustee Global Corporate Trust 919 Congress Avenue Austin, Texas	78701
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 852-1422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On October 7, 2008, TEL Offshore Trust (the “Trust”) announced that production from the two most significant oil and gas properties associated with the Trust had ceased following damage inflicted by Hurricane Ike in September 2008.  The principal asset of the Trust consists of a 99.99% interest in TEL Offshore Trust Partnership.  Such partnership owns an overriding royalty interest, equivalent to a 25% net profits interest, in certain oil and gas properties, including the working interest ownership interest of Chevron U.S.A. Inc. in Eugene Island 339 and Ship Shoal 182 and 183.  The information set forth below regarding these properties reflects a recent update from Chevron U.S.A. Inc. to The Bank of New York Mellon Trust Company, N.A., as the corporate trustee of the Trust.

The platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike.  Chevron U.S.A. Inc. is still assessing its alternatives and the economic feasibility for restoring production at the property; however, none of these alternatives provides for the restoration of production in 2009.  At this point in time, there can be no assurance as to how or when, or if at all, production may be restored at Eugene Island 339.  Generally, if production ceases from an outer continental shelf lease, like that for Eugene Island 339, production must be restored or drilling operations must commence within 180 days of the cessation (which would be in early March 2009 with respect to Eugene Island 339), or the lease will be terminated.  A lease  operator may seek approval from the regional supervisor of the Mineral Management Service to allow additional time to restore production.  Chevron U.S.A. Inc. states that it has not yet determined to submit such a request with respect to Eugene Island 339, although it expects to make its decision in the near term.  There can be no assurance that production at Eugene Island 339 will be restored, or that the lease operator will seek any such extension within such 180-day period, or if sought, such an extension would be granted.

While Hurricane Ike caused limited surface damage to the facilities at Ship Shoal 182/183, all of the wells at Ship Shoal 182/183 were shut-in following hurricane-related damage to a third-party transporter’s natural gas pipeline.  The more productive wells on the properties produce both oil and gas, and there is currently no downstream transmission available for any gas produced from the wells.  A limited volume of oil production was restored in November 2008, with an average rate of oil production from November 20, 2008 to December 31, 2008 of approximately 690 barrels per day.  The volume of oil production that can be produced is limited by the amount of gas that is also produced by the oil wells.  Production is expected to remain limited until the natural gas pipeline is fully repaired and tested, which is anticipated to occur in the first or second quarter of 2009, but which is also in the control of the pipeline owner.  There may also be related regulatory approval requirements that must be satisfied before gas transportation may commence.  There can be no assurance as to when, or if at all, gas production may be restored at Ship Shoal 182/183.

Pursuant to General Instruction B.2 of Form 8-K, the information included herein is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by TEL Offshore Trust under the Exchange Act or the Securities Act of 1933, as amended, but is instead “furnished” for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEL Offshore Trust

	By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

Date: February 5, 2009	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President